EQUITRANS MIDSTREAM ANNOUNCES FULL-YEAR and FOURTH QUARTER 2021 RESULTS
Canonsburg, PA (February 22, 2022) – Equitrans Midstream Corporation (NYSE: ETRN), today, announced financial and operational results for the full-year and fourth quarter 2021. Included in the "Non-GAAP Disclosures" section of this news release are important disclosures regarding the use of non-GAAP supplemental financial measures, including information regarding their most comparable GAAP financial measure.
2021 Highlights:
•Generated $1.2 billion of net cash from operating activities and $488 million of free cash flow
•Recorded 64% of total operating revenue from firm reservation fees
•Achieved record annual gathered volumes of 8.3 Bcf per day
•Published second annual Corporate Sustainability Report in accordance with GRI and SASB
•Entered into a new 10-year water services agreement with largest customer
•Initiated free cash flow guidance of $340 - $420 million for full-year 2022
"This past year our employees continued to navigate through the changing work environment, all while keeping safety as the top priority and delivering consistent and strong results," said Diana M. Charletta, Equitrans president and chief operating officer. "The team continues driving a base business that produces strong free cash flow; always working to optimize systems, improve capital efficiency and control costs. We also advanced our ESG efforts with the introduction of several long-term targets, published our second annual Corporate Sustainability Report, and made strides with operational improvements to reduce methane emissions. We look forward to executing in 2022 and beyond for all of our stakeholders."
“While we are pleased with the strong performance of our base business, we are extremely disappointed in the recent decisions by the Fourth Circuit Court to vacate and remand MVP’s Jefferson National Forest crossing permit and Biological Opinion. The Biological Opinion, in particular, underwent an extensive, year-long analysis of relevant, scientific data and included an unprecedented level of review by federal agencies that far exceeded reviews for comparable infrastructure projects.” said Thomas F. Karam, Equitrans chairman and chief executive officer.
Karam continued, “This was the second time the Court issued judicial opinions that overruled the extensive federal regulatory review process undertaken by USFS, BLM and USFWS. The Court’s decisions, which do not reflect traditional judicial deference, create greater uncertainty in our ability to bring this critical infrastructure project to completion, despite total project work being roughly 94% complete. We remain committed to completing the project and are actively engaging with federal agencies, legal counsel and our partners to evaluate the best path forward. We are no longer targeting a summer 2022 in-service and will provide an update following further discussions with the agencies and our partners.”

2021 YEAR-END AND FOURTH QUARTER SUMMARY RESULTS

	Three Months Ended December 31,	Twelve Months Ended December 31,
$ millions (except per share metrics)	2021	2021
Net loss attributable to ETRN common shareholders	$(1,592.3)	$(1,439.0)
Adjusted net (loss) income attributable to ETRN common shareholders	$(31.5)	$165.6
Loss per diluted share attributable to ETRN common shareholders	$(3.68)	$(3.32)
Adjusted (loss) earnings per diluted share attributable to ETRN common shareholders	$(0.07)	$0.38
Net loss	$(1,573.6)	$(1,365.9)
Adjusted EBITDA	$166.9	$1,012.4
Deferred revenue	$198.4	$423.7
Net cash provided by operating activities	$346.7	$1,168.8
Free cash flow	$139.7	$488.1
Retained free cash flow	$74.9	$228.6
Net loss attributable to ETRN common shareholders for the fourth quarter 2021 was impacted by a $1.9 billion impairment of equity method investment related to the Mountain Valley Pipeline, LLC (MVP JV) as a result of the ongoing legal and regulatory challenges and delay in targeted in-service, an associated $97.6 million valuation allowance placed on the deferred tax assets, and a $54.3 million unrealized loss on derivative instruments. The unrealized loss is reported within other (expense) income, net and relates to the contractual agreement with EQT Corporation (EQT) in which ETRN will receive cash from EQT conditioned on the quarterly average of certain Henry Hub natural gas prices exceeding certain thresholds beginning with the quarter in which MVP is placed in-service through the fourth quarter of 2024. The contract is accounted for as a derivative with the fair value marked-to-market at each quarter-end.
For the full-year 2021, net loss attributable to ETRN common shareholders was impacted by several items, including the $1.9 billion impairment of equity method investment related to the MVP JV; an associated $97.6 million valuation allowance placed on the deferred tax assets; a $56.2 million impairment of long-lived assets associated with ETRN's water assets located in Ohio; a $41.0 million loss on extinguishment of debt related to the purchase in a tender offer in January 2021 of $500 million in aggregate principal amount of outstanding EQM Midstream Partners, LP (EQM) 4.75% senior notes due 2023; and a $16.4 million unrealized loss on derivative instruments related to the previously described contractual agreement with EQT.
As a result of the gathering agreement entered into with EQT in February 2020, revenue from the contracted minimum volume commitment (MVC) is recognized utilizing an average gathering rate applied over the 15-year contract life. The difference between the cash received from the MVC and the revenue recognized results in the deferral of revenue into future periods. In addition, the gathering agreement provides for a fee credit to the gathering fee for certain gathered volumes that also receive separate transmission services. As previously disclosed in December 2021, ETRN and EQT amended a transmission services agreement, for which the fee credit applies. Although there will be no impact to free cash flow as a result of the amended transmission services agreement, ETRN expects increased future transmission revenue and, accordingly, a lower average gathering rate over the life of the gathering agreement. For the fourth quarter 2021, deferred revenue was $198.4 million, which includes approximately $106.1 million of cumulative impact related to the transmission services amendment and covers the period from the effective date of the gathering agreement through Q3 2021. Full-year 2021 deferred revenue was $423.7 million, an increase of $198 million compared to full-year 2020.
Operating revenue for the fourth quarter decreased by $120.5 million, compared to the same quarter last year, primarily from the impact of deferred revenue, partially offset by increased volumetric gathering revenue. Operating expenses decreased by $1.3 million compared to the fourth quarter 2020, primarily as a result of lower selling, general and administrative expenses and depreciation, partially offset by increased operating and maintenance expenses.

Operating revenue for the full-year 2021 decreased by $193.8 million compared to 2020, primarily from the impact of deferred revenue. Operating expenses decreased by $2.8 million compared to 2020, with lower transaction costs offset by increased selling, general and administrative and depreciation.
QUARTERLY DIVIDEND
For the fourth quarter 2021, ETRN paid a quarterly cash dividend of $0.15 per common share on February 14, 2022, to ETRN common shareholders of record at the close of business on February 3, 2022.
TOTAL CAPITAL EXPENDITURES AND CAPITAL CONTRIBUTIONS

$ millions	Three Months Ended December 31, 2021	Twelve Months Ended December 31, 2021
MVP	$108	$284
Gathering(1)	$49	$211
Transmission(2)	$9	$30
Water	$14	$35
Total	$180	$560
(1)Excludes $3.5 million and $14.1 million of capital expenditures related to the noncontrolling interest in Eureka Midstream Holdings, LLC (Eureka) for the three and twelve months ended December 31, 2021, respectively.
(2)Includes capital contributions to MVP JV for the MVP Southgate project.
2022 GUIDANCE
The ultimate MVP project in-service timing impacts certain items, including deferred revenue and revenue recognition under the gathering agreement with EQT. Therefore, ETRN is unable to provide 2022 guidance for Net Income, Adjusted EBITDA and Deferred Revenue due to ETRN’s ongoing review of certain recent legal decisions and evaluation of possible paths forward for the MVP project. See “Mountain Valley Pipeline” below.
Financial Outlook

$ millions	Full-Year 2022
Free cash flow	$340 - $420
Retained free cash flow	$80 - $160
Capital Expenditures and Capital Contribution Outlook

$ millions	Full-Year 2022
MVP	$175 - $225
Gathering(1)	$250 - $300
Transmission(2)	$50
Water	$50
Total	$525 - $625
(1)Excludes $20 million of capital expenditures related to the noncontrolling interest in Eureka.
(2)Includes approximately $5 million of capital contributions to MVP JV for the MVP Southgate project.

BUSINESS AND PROJECT UPDATES
Outstanding Debt and Liquidity
As of December 31, 2021, ETRN reported $6.4 billion of consolidated long-term debt; $225 million of borrowings and $235 million of letters of credit outstanding under EQM's revolving credit facility; $280 million of borrowings under Eureka's revolving credit facility; and $135 million of cash.
Mountain Valley Pipeline
On January 25, 2022, the U.S. Court of Appeals for the Fourth Circuit (Fourth Circuit) issued a decision vacating and remanding, on specific issues, the permits issued to MVP JV by the U.S. Forest Service and Bureau of Land Management related to crossing the Jefferson National Forest. On February 2, 2022, the Fourth Circuit issued a decision vacating and remanding, on specific issues, the Biological Opinion and Incidental Take Statement issued to MVP JV by the U.S. Fish and Wildlife Service. MVP JV continues to review these recent decisions and evaluate the possible paths forward, which include working with the relevant federal agencies and the consideration of potential legal appeals. As a result, ETRN is not able to provide an update regarding the in-service timing and overall cost for the project, except that ETRN is no longer targeting a summer 2022 in-service date. ETRN had funded approximately $2.5 billion through December 31, 2021, and expects to make capital contributions of approximately $200 million in 2022 related to work completed in late 2021 and ongoing work required for right-of-way maintenance.
MVP Southgate
Due to the evolving regulatory and legal environment for pipeline construction and ongoing challenges related to MVP and MVP Southgate, the MVP JV is evaluating the MVP Southgate project, including engaging in discussions with the shipper regarding options for the project, including potential changes to the project design and timing in lieu of pursuing the project as originally contemplated. As originally designed, MVP Southgate is estimated to cost approximately $450 million to $500 million and is backed by a 300 MMcf per day firm capacity commitment from Dominion Energy North Carolina. In 2022, ETRN expects to make capital contributions related to MVP Southgate to the MVP JV of approximately $5 million. ETRN has a 47.2% ownership interest in MVP Southgate and would operate the pipeline.
Ohio Valley Connector Expansion Project
In January 2022, ETRN submitted an application to the FERC for the Ohio Valley Connector Expansion (OVCX) project. OVCX will increase deliverability on ETRN's Ohio Valley Connector (OVC) pipeline by approximately 350 MMcf per day, create new receipt and delivery transportation paths, and enhance long-term reliability. The project is supported by new long-term firm capacity commitments of 330 MMcf per day, as well as an extension of approximately 1.0 Bcf per day of existing contracted mainline capacity for EQT. OVCX is designed to meet growing demand in key markets in the mid-continent and gulf coast through existing interconnects with long-haul pipelines in Clarington, Ohio. The targeted in-service for the incremental OVC capacity is the third quarter of 2023. ETRN expects to invest approximately $160 million, which includes approximately $130 million for new compression. The project is consistent with ETRN’s ongoing effort to optimize existing assets and achieve capital efficiency and is estimated to save approximately $30 million of capital relative to a greenfield buildout.
Water Services
As previously announced, in October 2021, ETRN and EQT entered into a new 10-year mixed-use water services agreement covering operations within a dedicated area in southwestern Pennsylvania. Service under the agreement is expected to commence in the first quarter of 2022. The new water services agreement includes an annual revenue commitment of $40 million for the first five years and $35 million in the last five years. ETRN expects to invest approximately $50 million in 2022, primarily to complete the initial mixed-use system buildout. Future annual water related capital expenditures are expected to be approximately $10 - $15 million, dependent upon drilling activity.
In the fourth quarter, water operating income was $1.6 million and water EBITDA was $6.1 million. For the year, water operating loss was $54.0 million and water EBITDA was $27.4 million.
Environmental, Social, and Governance (ESG)
During 2021, ETRN continued to advance its ESG efforts and reporting disclosures. In January 2021, ETRN published its climate policy which outlines several targets including a 50% reduction in scope 1 and 2 methane emissions by 2030, a 50% reduction in total scope 1 and 2 greenhouse gas emissions by 2040, and a net zero carbon goal by 2050. As part of the Company’s aggressive pursuit of methane emission mitigation, ETRN’s 2021 Air Conversion Project, which is a program to replace high bleed with low bleed pneumatics, as well as certain gas driven pneumatics with instrument air systems, in ETRN's operations, contributed to a reduction in annualized pneumatic methane emissions by roughly 52% for the year relative to a 2019 methane emissions baseline. In July, ETRN published its annual corporate sustainability report, which continues to follow the Global Reporting Initiative (GRI) and Sustainability Accounting Standards Board (SASB) Oil & Gas Midstream reporting standards and outlines the Company’s ESG-related efforts for the previous year. The report can be viewed online at csr.equitransmidstream.com. In addition, ETRN continued to enhance its ESG reporting by submitting its first CDP Climate Change questionnaire response, which received a score of B-. ETRN also received a rating of BBB (on a scale of AAA-CCC) in the MSCI ESG Ratings assessment, which was a two-grade increase from ETRN's previous B rating.

2021 Year-End Earnings Conference Call Information
ETRN will host a conference call with security analysts today, February 22, 2022, at 10:30 a.m. (ET) to discuss year-end 2021 financial results, operating results, and other business matters.
Call Access: An audio live stream of the call will be available on the internet, and participants are encouraged to pre-register online, in advance of the call. A link to the audio live stream will be available on the Investors page of ETRN’s website the day of the call.
Security Analysts :: Dial-In Participation
To participate in the Q&A session, security analysts may access the call in the U.S. tollfree at (888) 330-3573; and internationally at (646) 960-0677. The ETRN conference ID is 6625542.
All Other Participants :: Webcast Registration
Please Note: For optimal audio quality, the webcast is best supported through Google Chrome and Mozilla Firefox browsers.
Call Replay: For 14 days following the call, an audio replay will be available at (800) 770-2030 or (647) 362-9199. The ETRN conference ID: 6625542.
ETRN management speaks to investors from time-to-time and the presentation for these discussions, which is updated periodically, is available via www.equitransmidstream.com.

NON-GAAP DISCLOSURES
Adjusted Net Income (Loss) Attributable to ETRN Common Shareholders and Adjusted Earnings (Loss) per Diluted Share Attributable to ETRN Common Shareholders
Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders are non-GAAP supplemental financial measures that management and external users of ETRN’s consolidated financial statements, such as investors, may use to make period-to-period comparisons of earnings trends. Management believes that adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented provide useful information for investors for evaluating period-over-period earnings. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be considered as alternatives to net income (loss) attributable to ETRN common shareholders, earnings (loss) per diluted share attributable to ETRN common shareholders or any other measure of financial performance presented in accordance with GAAP. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders as presented have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss) attributable to ETRN common shareholders and earnings (loss) per diluted share attributable to ETRN common shareholders, including, as applicable, impairments of long-lived assets and equity method investments, unrealized gain (loss) on derivative instruments, loss on extinguishment of debt and the related tax impacts of these items, which items affect the comparability of results period to period. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Adjusted net income (loss) attributable to ETRN common shareholders and adjusted earnings (loss) per diluted share attributable to ETRN common shareholders should not be viewed as indicative of the actual amount of net income (loss) attributable to ETRN common shareholders or actual earnings (loss) of ETRN in any given period.
The table below reconciles adjusted net (loss) income attributable to ETRN common shareholders and adjusted (loss) earnings per diluted share attributable to ETRN common shareholders with net loss attributable to ETRN common shareholders and loss per diluted share attributable to ETRN common shareholders as derived from the statements of consolidated comprehensive income to be included in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2021.

Reconciliation of Adjusted Net (Loss) Income Attributable to ETRN Common Shareholders and Adjusted (Loss) Earnings per Diluted Share Attributable to ETRN Common Shareholders

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands, except per share information)	2021	2021
Net loss attributable to ETRN common shareholders	$(1,592,250)	$(1,438,990)
Add back (deduct):
Impairments of long-lived assets and equity method investment	1,926,402	1,982,580
Unrealized loss on derivative instruments	54,259	16,362
Loss on extinguishment of debt	—	41,025
Tax impact of non-GAAP items(1)	(419,913)	(435,409)
Adjusted net (loss) income attributable to ETRN common shareholders	$(31,502)	$165,568
Diluted weighted average common shares outstanding	433,032	433,008
Adjusted (loss) earnings per diluted share attributable to ETRN common shareholders	$(0.07)	$0.38
(1)The adjustments were tax effected at ETRN’s federal and state statutory tax rate for each period and account for certain discrete valuation allowances associated with the impact of nonrecurring items.
Adjusted EBITDA
As used in this news release, Adjusted EBITDA means, as applicable, net income (loss) plus income tax expense (benefit), net interest expense, loss on extinguishment of debt, depreciation, amortization of intangible assets, impairments of long-lived assets and equity method investment, payments on the preferred interest in EQT Energy Supply, LLC (Preferred Interest), non-cash long-term compensation expense, and less equity income, AFUDC-equity, unrealized gain (loss) on derivative instruments and adjusted EBITDA attributable to noncontrolling interest.
The table below reconciles adjusted EBITDA with net loss as derived from the statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2021.
Reconciliation of Adjusted EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2021	2021
Net loss	$(1,573,571)	$(1,365,948)
Add (deduct):
Income tax benefit	(410,271)	(345,091)
Net interest expense	93,763	378,650
Loss on extinguishment of debt	—	41,025
Depreciation	66,450	270,404
Amortization of intangible assets	16,205	64,819
Impairments of long-lived assets and equity method investment	1,926,402	1,982,580
Preferred Interest payments	2,746	10,984
Non-cash long-term compensation expense	4,331	14,921
Equity income	(3,194)	(17,579)
AFUDC – equity	(56)	(319)
Unrealized loss on derivative instruments	54,259	16,362
Adjusted EBITDA attributable to noncontrolling interest(1)	(10,127)	(38,383)
Adjusted EBITDA	$166,937	$1,012,425

(1)Reflects adjusted EBITDA attributable to noncontrolling interest associated with the third-party ownership interest in Eureka. Adjusted EBITDA attributable to noncontrolling interest for the three months ended December 31, 2021 was calculated as net income of $4.0 million plus depreciation of $3.0 million, plus amortization of intangible assets of $2.1 million and plus interest expense of $1.0 million. Adjusted EBITDA attributable to noncontrolling interest for the twelve months ended December 31, 2021 was calculated as net income of $14.5 million, plus depreciation of $11.9 million, plus amortization of intangible assets of $8.4 million, and plus interest expense of $3.6 million.
Free Cash Flow
As used in this news release, free cash flow means net cash provided by operating activities plus principal payments received on the Preferred Interest, and less net cash provided by operating activities attributable to noncontrolling interest, premiums paid on extinguishment of debt, capital expenditures (excluding the noncontrolling interest share (40%) of Eureka capital expenditures), capital contributions to MVP JV, and dividends paid to Series A Preferred shareholders.
Retained Free Cash Flow
As used in this news release, retained free cash flow means free cash flow less dividends paid to common shareholders.
The table below reconciles free cash flow and retained free cash flow with net cash provided by operating activities as derived from the statements of consolidated cash flows to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2021.
Reconciliation of Free Cash Flow and Retained Free Cash Flow

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2021	2021
Net cash provided by operating activities	$346,744	$1,168,768
Add (deduct):
Principal payments received on the Preferred Interest	1,332	5,217
Net cash provided by operating activities attributable to noncontrolling interest(1)	(9,602)	(27,898)
ETRN Series A Preferred Shares dividends(2)	(14,628)	(58,512)
Premiums paid on debt extinguishment	—	(36,250)
Capital expenditures(3)(4)	(75,402)	(275,538)
Capital contributions to MVP JV	(108,712)	(287,665)
Free cash flow	$139,732	$488,122
Less:
Dividends paid to common shareholders (5)	(64,871)	(259,495)
Retained free cash flow	$74,861	$228,627
(1)Reflects 40% of $24.0 million and $69.7 million, which was Eureka’s standalone net cash provided by operating activities for the three and twelve months ended December 31, 2021, respectively, which represents the noncontrolling interest portion for the three and twelve months ended December 31, 2021, respectively.
(2)Reflects cash dividends paid of $0.4873 per ETRN Series A Perpetual Convertible Preferred Share for three months ended December 31, 2021 and $1.949 per ETRN Series A Perpetual Convertible Preferred Share for twelve months ended December 31, 2021.
(3)Does not reflect amounts related to the noncontrolling interest share of Eureka.
(4)ETRN accrues capital expenditures when the work has been completed but the associated bills have not yet been paid. Accrued capital expenditures are excluded from the statements of consolidated cash flows until they are paid.
(5)Third quarter 2021 dividend of $0.15 per ETRN common share was paid during the fourth quarter 2021. Dividends of $0.60 per share were paid during the twelve months ended December 31, 2021.
Adjusted EBITDA, free cash flow and retained free cash flow are non-GAAP supplemental financial measures that management and external users of ETRN's consolidated financial statements, such as industry analysts, investors, lenders, and rating agencies, may use to assess:
•ETRN’s operating performance as compared to other publicly traded companies in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods
•The ability of ETRN’s assets to generate sufficient cash flow to pay dividends to ETRN’s shareholders

•ETRN’s ability to incur and service debt and fund capital expenditures and capital contributions
•The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities
ETRN believes that adjusted EBITDA, free cash flow, and retained free cash flow provide useful information to investors in assessing ETRN's financial condition and results of operations. Adjusted EBITDA, free cash flow, and retained free cash flow should not be considered as alternatives to net income (loss), operating income, or net cash provided by operating activities, as applicable, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA, free cash flow, and retained free cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income (loss), operating income and net cash provided by operating activities. Additionally, because these non-GAAP metrics may be defined differently by other companies in ETRN's industry, ETRN's definitions of adjusted EBITDA, free cash flow, and retained free cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measures. Free cash flow and retained free cash flow should not be viewed as indicative of the actual amount of cash that ETRN has available for dividends or that ETRN plans to distribute and are not intended to be liquidity measures.
ETRN is unable to provide a reconciliation of projected adjusted EBITDA from projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, or a reconciliation of projected free cash flow or retained free cash flow to net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. ETRN has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss), the most comparable financial measure calculated in accordance with GAAP, due to the inherent difficulty and impracticability of predicting certain amounts required by GAAP with a reasonable degree of accuracy. Net income (loss) includes the impact of depreciation expense, income tax expense (benefit), the impact of changes in the projected fair value of derivative instruments prior to settlement, potential changes in estimates for certain contract liabilities and unbilled revenues and certain other items that impact comparability between periods and the tax effect of such items, which may be significant and difficult to project with a reasonable degree of accuracy. Therefore, a reconciliation of projected adjusted EBITDA to projected net income (loss) is not available without unreasonable effort.
ETRN is unable to project net cash provided by operating activities because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. ETRN is unable to project these timing differences with any reasonable degree of accuracy to a specific day, three or more months in advance. Therefore, ETRN is unable to provide projected net cash provided by operating activities, or the related reconciliation of each of projected free cash flow and projected retained free cash flow to projected net cash provided by operating activities without unreasonable effort. ETRN provides a range for the forecasts of free cash flow and retained free cash flow to allow for the inherent difficulty of predicting certain amounts and the variability in the timing of cash spending and receipts and the impact on the related reconciling items, many of which interplay with each other.
Water EBITDA
As used in this news release, water EBITDA means water operating income (loss) plus, as applicable, depreciation and impairment of long-lived assets of ETRN’s water services business. Water EBITDA is a non-GAAP supplemental financial measure that management and external users of ETRN’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess the impact of ETRN’s water services business on ETRN’s operating performance and ETRN’s ability to incur and service debt and fund capital expenditures. Water EBITDA should not be considered as an alternative to ETRN’s net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. Water EBITDA has important limitations as an analytical tool because the measure excludes some, but not all, items that affect net income (loss) and operating income (loss). Additionally, because water EBITDA may be defined differently by other companies in ETRN’s industry, the definition of water EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing the utility of the measure. The table below reconciles water EBITDA from ETRN's water operating income (loss) as derived from ETRN's statements of consolidated comprehensive income to be included in ETRN's Annual Report on Form 10-K for the year ended December 31, 2021.

ETRN has not provided a reconciliation of projected water EBITDA from projected water operating income (loss), the most comparable measure calculated in accordance with GAAP. ETRN does not allocate certain costs, such as interest expense, to individual assets within its business segments. Therefore, the reconciliation of projected water EBITDA from projected water operating income (loss) is not available without unreasonable effort.
Reconciliation of Water EBITDA

	Three Months Ended December 31,	Twelve Months Ended December 31,
(Thousands)	2021	2021
Water operating income (loss)	$1,597	$(53,980)
Add: Depreciation	4,493	25,233
Add: Impairment of long-lived assets	—	56,178
Water EBITDA	$6,090	$27,431
About Equitrans Midstream Corporation:
Equitrans Midstream Corporation (ETRN) has a premier asset footprint in the Appalachian Basin and, as the parent company of EQM Midstream Partners, is one of the largest natural gas gatherers in the United States. Through its strategically located assets in the Marcellus and Utica regions, ETRN has an operational focus on gas transmission and storage systems, gas gathering systems, and water services that support natural gas development and production across the Basin. With a rich 135-year history in the energy industry, ETRN was launched as a standalone company in 2018 with the vision to be the premier midstream services provider in North America. ETRN is helping to meet America’s growing need for clean-burning energy, while also providing a rewarding workplace and enriching the communities where its employees live and work.
For more information on Equitrans Midstream Corporation, visit www.equitransmidstream.com; and to learn more about our environmental, social, and governance practices, visit csr.equitransmidstream.com.
Analyst inquiries:
Nate Tetlow – Vice President, Corporate Development and Investor Relations
412-553-5834
ntetlow@equitransmidstream.com
Media inquiries:
Natalie Cox – Communications and Corporate Affairs
412-395-3941
ncox@equitransmidstream.com
Cautionary Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the United States Securities Act of 1933, as amended (the Securities Act), concerning ETRN and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of ETRN, as well as assumptions made by, and information currently available to, such management. Words such as “could,” “will,” “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” “target,” "outlook" or “continue,” and similar expressions are used to identify forward-looking statements. These statements are subject to various risks and uncertainties, many of which are outside ETRN's control. Without limiting the generality of the foregoing, forward-looking statements contained in this communication may include expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of ETRN and its affiliates, including guidance and any changes in such guidance regarding ETRN’s gathering, transmission and storage and water services revenue and volume, including the anticipated effects associated with the February 2020 Gas Gathering and Compression Agreement and related documents entered into with EQT Corporation (EQT) (collectively, the EQT Global GGA); projected revenue (including from firm reservation fees) and volumes, deferred revenues, expenses, and contract liabilities, and the effects on liquidity, leverage, projected revenue, deferred revenue and contract liabilities associated with the EQT Global GGA and the MVP project (including changes in the targeted full in-service date for such project); the ultimate gathering fee relief, and timing thereof, provided to EQT under the EQT Global GGA and related agreements, including the exercise by EQT of any cash-out option as an alternative to receiving a portion of such relief; ETRN’s ability to de-lever; forecasted adjusted EBITDA (and incremental adjusted EBITDA with MVP full in-service), water operating (loss) income, water EBITDA, net (loss) income, free cash flow, retained free cash flow, leverage ratio, build multiples and deferred revenue; the weighted average contract life of gathering, transmission and storage contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water projects); the cost to construct or restore right-of way for, capacity, shippers for, timing of regulatory approvals and concluding litigation, final design (including expansions, extensions or refinements and capital and incremental adjusted EBITDA related thereto), ability to contract additional capacity on, mitigate emissions from and complete, and targeted in-service dates of current or in-service projects or assets, in each case as applicable; the ultimate terms, partner relationships and structure of the MVP JV and ownership interests therein; the impact of changes in the targeted full in-service date of the MVP project on, among other things, the fair value of the Henry Hub cash bonus payment provision of the EQT Global GGA and the estimated transaction price allocated to ETRN's remaining performance obligations under certain contracts with firm reservation fees and MVCs; expansion projects in ETRN’s operating areas and in areas that would provide access to new markets; ETRN’s ability to provide produced and mixed water handling services and realize expansion opportunities; ETRN’s ability to identify and complete acquisitions and other strategic transactions, including joint ventures, effectively integrate transactions into ETRN’s operations, and achieve synergies, system optionality, accretion and other benefits associated with transactions, including through increased scale; any credit rating impacts associated with the MVP project, customer credit ratings changes, defaults, acquisitions, dispositions and financings and any changes in EQM’s credit ratings the effect and outcome of future litigation and other proceedings, including regulatory proceedings; the effects of any consolidation of or effected by upstream gas producers, whether in or outside of the Appalachian Basin; the timing and amount of future issuances or repurchases of ETRN’s securities; the effects of conversion, if at all, of ETRN’s preferred shares; the effects of seasonality; expected cash flows and

MVCs, including those associated with the EQT Global GGA, and the potential impacts thereon of the commission timing and cost of the MVP project; the ability to achieve, and time for achieving, Hammerhead pipeline full commercial in-service; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; dividend amounts, timing and rates; changes in commodity prices and the effect of commodity prices on ETRN's business; future decisions of customers in respect of curtailing natural gas production, timing of turning wells in line, rig and completion activity and related impacts on ETRN’s business; liquidity and financing requirements, including sources and availability; interest rates; the ability of ETRN’s subsidiaries (some of which are not wholly owned) to service debt under, and comply with the covenants contained in, their respective credit agreements and to timely extend and obtain modifications in terms under such agreements; the MVP JV’s ability to raise project-level debt, and the anticipated proceeds that ETRN expects to receive therefrom; expectations regarding natural gas and water volumes in ETRN’s areas of operations; ETRN’s ability to achieve anticipated benefits associated with the execution of the EQT Global GGA and other commercial agreements; the impact on ETRN and its subsidiaries of the coronavirus disease 2019 (COVID-19) pandemic, including, among other things, effects on demand for natural gas and ETRN’s services, commodity prices, access to capital and costs which may be incurred as a result of, and potential need for compliance with, governmental (including state or local) regulations or orders which may be enacted and upheld with respect to testing and/or vaccination for COVID-19; ETRN’s ability to achieve and create value from, its ESG and sustainability targets (including targets set forth in its climate policy) and ETRN’s ability to respond to increasing stakeholder scrutiny in these areas; the effectiveness of ETRN’s information technology systems and practices to defend against evolving cyberattacks on United States critical infrastructure; the effects of government regulation including any quantification of potential impacts of regulatory matters related to climate change on ETRN; and tax status and position. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results.
Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, judicial and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s business and forward-looking statements include, but are not limited to, those set forth under "Item 1A. Risk Factors" in ETRN's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission (the SEC), as updated by the risk factors disclosed under Part II, "Item 1A. Risk Factors," of ETRN’s Quarterly Reports on Form 10-Q for the three months ended March 31, 2021, June 30, 2021, and September 30, 2021 each filed with the SEC, the risk factors to be disclosed under Part I, “Item 1A. Risk Factors,” of ETRN’s Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC, and ETRN's subsequent filings. Any forward-looking statement speaks only as of the date on which such statement is made, and ETRN does not intend to correct or update any forward-looking statement, unless required by securities laws, whether as a result of new information, future events or otherwise. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

EQUITRANS MIDSTREAM CORPORATION
 STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

	(Thousands, except per share amounts)
Operating revenues	$246,672	$367,122	$1,317,037	$1,510,825
Operating expenses:
Operating and maintenance	42,422	40,119	153,426	154,109
Selling, general and administrative	34,111	35,783	138,647	129,969
Transaction costs	—	—	—	23,797
Depreciation	66,450	68,342	270,404	259,613
Amortization of intangible assets	16,205	16,205	64,819	63,195
Impairments of long-lived assets	—	—	56,178	55,581
Total operating expenses	159,188	160,449	683,474	686,264
Operating income	87,484	206,673	633,563	824,561
Equity income	3,194	62,600	17,579	233,833
Impairment of equity method investment	(1,926,402)	—	(1,926,402)	—
Other (expense) income, net	(54,355)	(21,781)	(16,104)	17,225
Loss on extinguishment of debt	—	—	(41,025)	(24,864)
Net interest expense	(93,763)	(87,420)	(378,650)	(307,380)
(Loss) income before income taxes	(1,983,842)	160,072	(1,711,039)	743,375
Income tax (benefit) expense	(410,271)	23,485	(345,091)	105,331
Net (loss) income	(1,573,571)	136,587	(1,365,948)	638,044
Net income attributable to noncontrolling interests	4,051	4,147	14,530	214,912
Net (loss) income attributable to ETRN	(1,577,622)	132,440	(1,380,478)	423,132
Preferred dividends	14,628	14,628	58,512	58,760
Net (loss) income attributable to ETRN common shareholders	$(1,592,250)	$117,812	$(1,438,990)	$364,372

(Loss) earnings per share of common stock attributable to ETRN common shareholders - basic	$(3.68)	$0.27	$(3.32)	$1.06
(Loss) earnings per share of common stock attributable to ETRN common shareholders - diluted	$(3.68)	$0.27	$(3.32)	$1.06

Weighted average common shares outstanding - basic	433,032	432,785	433,008	343,935
Weighted average common shares outstanding - diluted	433,032	432,872	433,008	343,975

EQUITRANS MIDSTREAM CORPORATION
GATHERING RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues(1)	$19,600	$148,999	$468,156	$595,720
Volumetric-based fee revenues	108,609	99,053	393,897	416,561
Total operating revenues	128,209	248,052	862,053	1,012,281
Operating expenses:
Operating and maintenance	26,927	25,082	99,625	87,388
Selling, general and administrative	22,452	25,384	94,776	93,070
Transaction costs	—	—	—	4,104
Depreciation	47,734	46,052	188,633	172,967
Amortization of intangible assets	16,205	16,205	64,819	63,195
Impairment of long-lived assets	—	—	—	55,581
Total operating expenses	113,318	112,723	447,853	476,305
Operating income	$14,891	$135,329	$414,200	$535,976

Other (expense) income, net (2)	$(54,259)	$(21,269)	$(16,362)	$16,460

OPERATIONAL DATA
Gathered volumes (BBtu per day)
Firm capacity(1)	5,232	5,154	5,216	4,652
Volumetric-based services	3,068	3,490	3,098	3,553
Total gathered volumes	8,300	8,644	8,314	8,205

Capital expenditures(3)	$53,098	$41,810	$223,807	$344,873

(1)Includes revenues and volumes, as applicable, from contracts with MVCs.
(2)Other (expense) income, net, includes the unrealized (loss) gain on derivative instruments associated with the Henry Hub cash bonus payment provision.
(3)Includes approximately $3.5 million and $4.5 million of capital expenditures related to noncontrolling interests in Eureka for the three months ended December 31, 2021 and 2020, respectively, and $14.1 million and $41.6 million for the twelve months ended December 31, 2021 and 2020, respectively.

EQUITRANS MIDSTREAM CORPORATION
TRANSMISSION RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

FINANCIAL DATA	(Thousands, except per day amounts)
Firm reservation fee revenues	$97,084	$96,560	$366,323	$364,533
Volumetric-based fee revenues	7,915	8,407	33,879	29,303
Total operating revenues	104,999	104,967	400,202	393,836
Operating expenses:
Operating and maintenance	10,201	9,911	33,883	37,635
Selling, general and administrative	9,576	7,648	36,483	26,292
Depreciation	13,849	13,753	55,310	54,540
Total operating expenses	33,626	31,312	125,676	118,467
Operating income	$71,373	$73,655	$274,526	$275,369

Equity income	$3,194	$62,600	$17,579	$233,833
Impairment of equity method investment	$(1,926,402)	$—	$(1,926,402)	$—

OPERATIONAL DATA
Transmission pipeline throughput (BBtu per day)
Firm capacity reservation	3,058	3,034	2,960	2,932
Volumetric-based services	16	13	11	16
Total transmission pipeline throughput	3,074	3,047	2,971	2,948

Average contracted firm transmission reservation commitments (BBtu per day)	4,305	4,270	4,082	4,087

Capital expenditures(1)	$8,927	$12,236	$25,977	$45,219
(1)Transmission capital expenditures do not include capital contributions made to the MVP JV for the MVP and MVP Southgate projects of approximately $108.7 million and $128.5 million for the three months ended December 31, 2021 and 2020, respectively, and $287.7 million and $272.8 million for the twelve months ended December 31, 2021 and 2020, respectively.

EQUITRANS MIDSTREAM CORPORATION
WATER RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020

FINANCIAL DATA	(Thousands, except MMgal amounts)
Firm reservation fee revenues(1)	$1,229	$9,010	$5,063	$41,798
Volumetric based fee revenues	12,235	5,093	49,719	62,910
Total operating revenues	13,464	14,103	54,782	104,708
Operating expenses:
Operating and maintenance	5,229	5,171	19,810	29,131
Selling, general and administrative	2,145	2,189	7,541	5,941
Depreciation	4,493	8,160	25,233	30,880
Impairment of long-lived assets	—	—	56,178	—
Total operating expenses	11,867	15,520	108,762	65,952
Operating income (loss)	$1,597	$(1,417)	$(53,980)	$38,756

OPERATIONAL DATA
Water services volumes (MMgal)
Firm capacity reservation(1)	35	210	105	697
Volumetric based services	178	95	1,015	1,219
Total water volumes	213	305	1,120	1,916

Capital expenditures	$14,447	$3,528	$34,877	$11,905
(1)Includes revenues and volumes, as applicable, from contracts with MVCs.

Source: Equitrans Midstream Corporation